BlackRock Variable Series Funds, Inc. BlackRock Utilities & Telecommunications V.I. Fund

FILE #811-03290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/20/2006	INFRASOURCE	13,000,000	8,000	Lehman Brothers Inc.; Credit Suisse Securities (USA) LLC; Merrill Lynch, Pierce, Fenner & Smith Inc.; First Albany Capital Inc.